EXHIBIT 99.3

John Michael Coombs, Bar No. 3639                 Field District Court
MABEY & COOMBS, L.C.                             Third Judicial District
3098 South Highland Drive, Suite 323                  AUG 03 2001
Salt Lake City, UT  84106-3085                     Salt Lake County
Telephone (801) 467-2021                        By _____________________
                                                       Deputy Clerk
ATTORNEYS FOR PETITIONER

________________________________________________________________________
            IN AND BEFORE THE THIRD JUDICIAL DISTRICT COURT,

              IN AND FOR SALT LAKE COUNTY, STATE OF UTAH
_________________________________________________________________________
                                  :
                                  :
                                  :      ORDER CONFIRMING RESULTS
IN THE MATTER OF ANTICLINE        :      OF COURT-ORDERED
URANIUM, INC.                     :      SHAREHOLDERS' MEETING
                                  :
                                  :
                                  :
                                  :     Judge William B. Bohling
                                  :     Case No. 010902487 MI
                                  :
                                  :
                                  :
                                  :

     Based upon Petitioner's ex parte Motion to Confirm Results of Court-Ordered Shareholders' Meeting, a Motion supported by various post-shareholders' meeting documents, and further based upon the Court's prior ruling and order of May 14, 2001, granting the Petition in this matter and ordering the subject

shareholders' meeting, the Court, being fully advised in the premises and good cause further appearing, hereby orders,

adjudges, decrees and rules as follows:

     1.   Petitioner's post-shareholders' meeting Motion to

Confirm Results of the Court-Ordered Shareholders' Meeting is

hereby granted.

     2.  As per the Court's Amended Order Granting Petition on

file herein dated May 14, 2001, Anticline Uranium, Inc., a

California corporation ("Company" or "Anticline") did in fact conduct a Court-Ordered Special Meeting of Shareholders of the

Company ("Meeting") on Thursday, July 26, 2001 at 10:00 a.m.,

local time, at the law offices of MABEY & COOMBS, L.C., Highland

Park Plaza, 3098 South Highland Drive, Suite 323, Salt Lake City,

Utah 84106-3085.

     3.   Based on the Affidavit of Mailing of the Company's

transfer agent, Atlas Stock Transfer, a copy of which is attached to Petitioner's Motion to Confirm, the Court hereby finds that all Class A and Class B shareholders of record of the Company were mailed the formal Notice of said Meeting on or about July 3,

2001, more than 10 days and less than 60 days before the Meeting,

all as required by applicable provisions of the Cal. Corp. Code.

     4.  Consistent with the Court's prior ruling and order

dated May 14, 2001, the Court hereby finds that a lawful and valid quorum of both the Class A and Class B shareholders of the

Company were present at the above-Meeting, either in person or by proxy, in accordance with California law; the Court further finds that all outstanding Class A and Class B shares entitled to vote at such Meeting appeared in person or by proxy and voted on the matters and amendments put before them as contemplated in Cal.

Corp. Code  152, a statute analogous in purpose and effect to

Utah Code Ann.  16-10a-1003 and  16-10a-1004.

     5.   A majority of the Class A and Class B shareholders

voted in favor of the first proposal set forth in the Notice,

namely, the proposal to amend the Company's Articles of

Incorporation ("Articles") to eliminate all distinction between the Class A and Class B common stock and create but one (1) class of common capital stock having no dividend or other preference,

thereby merging the former two classes into one, on an equal or one-for-one basis.

     6.   A majority of the Class A and Class B shareholders

voted in favor of the second proposal set forth in the Notice,

namely, the proposal to amend the Articles to increase the

authorized number of common capital shares from fifteen million

(15,000,000) to a total of fifty million (50,000,000) common capital shares.

     7.   A majority of the Class A and Class B shareholders

voted in favor of the third proposal set forth in the Notice,

namely, the proposal to amend the Articles to reduce the par value of the Company's common capital stock from ten cents per share to one mill or $0.001 per share.

     8.        A majority of the Class A and Class B shareholders

voted in favor of the fourth proposal set forth in the Notice,

namely, the proposal to give the board of directors of the

Company the authority to file Amended and/or Restated Articles with the Secretary of State of California that take into account the streamlined versions thereof contemplated in Cal. Corp. Code

 202.

     9.   A majority of the Class A and Class B shareholders

separately voted in favor of the proposals to elect John Michael

Coombs and Terry S. Pantelakis as directors of the Company until the next annual meeting or until their resignations are received and accepted by the Company or their successors are duly

qualified and elected in their place and stead.

     10.       Based on the foregoing, the Court hereby concludes

that each of the matters and amendments put before the Class A and Class B shareholders at the Meeting were approved by a

majority of both classes of shareholders as contemplated in Cal.

Corp. Code  152, as amended, 1977, titled "Approved by (or

approval of) the outstanding shares."

     11.       Because this Court has jurisdiction over this

general corporate law matter under both Utah and California law and because this Court has further applied California corporate law to the Petition on file herein, all as contemplated in its prior ruling and order on file herein, the Secretary of State of

California is hereby directed to give due accord and deference to this Order Confirming Results of Court-Ordered Shareholders'

Meeting, as necessary, in accordance with the full faith and credit clause of the federal Constitution.

     IT IS SO ORDERED.

     DATED this 2nd day of August, 2001.

                                   THIRD JUDICIAL DISTRICT COURT





                                   ______________________________
                                   Judge William B. Bohling